Exhibit 99.1

News	Contact: Heather Ferrante ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Record $1.1 Billion in Revenues and $1.4 Billion in Awards for Fiscal 2013

Exede® service subscribers continue to grow as Q4 installations approach 100,000

Carlsbad, Calif. – May 16, 2013 – ViaSat Inc. (NASDAQ: VSAT), an innovator in satellite and other wireless networking systems and services, announced financial results for the fourth quarter and fiscal year 2013. The fiscal fourth quarter results include new contract awards of $227.1 million, and a 28% growth in revenues to $308.7 million compared to the same period last year. Adjusted EBITDA also grew over 10% to $40.8 million, driving non-GAAP diluted net income attributable to ViaSat common stockholders of $0.19 per share, or $0.04 per share on a diluted GAAP basis, and cash flows from operations of $42.7 million. For the fiscal year, ViaSat reported new contract awards of $1.4 billion and revenues of $1.1 billion, increases of 36% and 30%, respectively, from the prior year. ViaSat’s fiscal year 2013 Adjusted EBITDA also grew by 10% to $163.3 million, resulting in non-GAAP diluted net income attributable to ViaSat common stockholders of $0.02 per share, or a net loss attributable to ViaSat common stockholders of $0.94 per share on a diluted GAAP basis, and cash flows from operations of $91.8 million.

“We ended our fourth quarter and fiscal year 2013 with strong top line growth across all our business segments, including Government Systems despite severe budget pressures. Steady gains in Exede satellite broadband subscribers coupled with 36% growth in contract awards pushed our revenues up 30% to over the $1 billion mark in fiscal year 2013,” said Mark Dankberg, chairman and CEO of ViaSat. “We’ve passed the 500,000 subscriber milestone and are reaching important earnings inflection points. We are pleased with our progress and believe we are seeing strong confirmation of our technology strategy across each of our markets.”

Financial Results1

(In millions, except per share data)	Q4 FY13	Q4 FY12	FY13	FY12
Revenues	$308.7	$240.5	$1,119.7	$863.6
Adjusted EBITDA [2]	$40.8	$36.9	$163.3	$149.0
Net income (loss) [3]	$1.9	$(7.4)	$(41.2)	$7.5
Diluted per share net income (loss) [3]	$0.04	$(0.17)	$(0.94)	$0.17
Non-GAAP net income (loss) [3,4]	$8.8	$(0.6)	$0.9	$32.1
Non-GAAP diluted per share net income (loss) [3,4]	$0.19	$(0.01)	$0.02	$0.73
Fully diluted weighted average shares [5]	45.9	42.9	43.9	44.2
New contract awards	$227.1	$297.4	$1,373.4	$1,008.6
Sales backlog6	$851.9	$618.5	$851.9	$618.5

[1]

ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2013 end on June 29, 2012, September 28, 2012, December 28, 2012, and March 29, 2013.

[2]

Adjusted EBITDA represents net income (loss) attributable to ViaSat Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expense, acquisition related expenses and loss on extinguishment of debt. A reconciliation of specific adjustments to GAAP results for these periods is included in the tables below.

[3]	Attributable to ViaSat Inc. common stockholders.
[4]

All non-GAAP net income (loss) numbers have been adjusted to exclude the effects of amortization of acquired intangible assets, acquisition related expenses, non-cash stock-based compensation expenses and loss on extinguishment of debt, net of tax. A reconciliation of specific adjustments to GAAP results for these periods is included in the tables below.

[5]

As the fourth quarter of fiscal year 2012 and fiscal year 2013 financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

[6]	Amounts include certain backlog adjustments due to contract changes and amendments.

Segment Results

(In millions)	Q4 FY13	Q4 FY12	FY13	FY12
Satellite Services
New contract awards	$78.3	$54.6	$290.8	$222.1
Revenues	$78.6	$54.7	$277.0	$222.7
Adjusted EBITDA	$10.2	$8.3	$34.3	$63.1
Commercial Networks
New contract awards	$50.8	$152.1	$468.5	$359.8
Revenues	$83.6	$81.0	$314.9	$251.7
Adjusted EBITDA	$2.9	$5.1	$13.7	$8.4
Government Systems
New contract awards	$98.0	$90.7	$614.1	$426.7
Revenues	$146.4	$104.8	$527.8	$389.3
Adjusted EBITDA	$28.1	$23.5	$115.8	$77.5

Satellite Services

Our Satellite Services segment revenues increased $23.9 million, or 44%, for the quarter, and $54.3 million, or 24%, for the year, both new records, as our total subscriber base expanded to 512,000. We completed approximately 98,000 installations during the quarter, which delivered 88,000 gross adds and 46,000 net adds to the network. New subscribers were primarily through retail channels, leading to growth in blended ARPU to $49.54. The increased subscriber base resulted in $1.9 million, or 23%, higher Adjusted EBITDA during the fourth quarter of fiscal year 2013 compared to the same period last year. Fiscal year 2013 Adjusted EBITDA declined $28.8 million, or 46%, compared to last year primarily due to the fixed costs of our network expansion and higher subscriber acquisition costs due to higher gross adds, relative to the incremental subscriber margins obtained in the initial year of our Exede service launch.

Commercial Networks

Our Commercial Networks segment fourth quarter revenues of $83.6 million grew $2.7 million, or 3%, compared to the same period last year. Fiscal year 2013 revenues and Adjusted EBITDA also grew $63.3 million, or 25%, and $5.4 million, or 64%, respectively, compared to last year, reflecting record revenues and continued success in the global Ka-band satellite networking market in both large scale infrastructure projects as well as follow on terminal production contracts. Adjusted EBITDA for the fourth quarter declined $2.3 million, or 44%, compared to the same period last year. In the fourth quarter, we received another $12.3 million in awards for SurfBeam® 2 Ka-band terminals in addition to over $19 million in new orders for satellite antenna systems.

Government Systems

Our Government Systems segment reported another quarter of record revenues, increasing $41.6 million, or 40%, compared to the same period last year. Adjusted EBITDA for the quarter also increased by $4.6 million, or 20%, compared to the same period last year. For fiscal year 2013, our Government Systems segment revenues increased $138.5 million, or 36%, driving Adjusted EBITDA up $38.3 million, or 49%, compared to last year, both of which were new records. These results have been driven by growth in command and control, broadband networking services for military customers, our government mobile broadband products and services, and tactical satellite networks products and services. Contract awards included over $20 million in orders for tactical data link terminals and related support equipment and services.

Other Selected Fiscal Fourth Quarter Business Highlights

•

Federal Communications Commission (FCC) reported in its benchmark study titled 2013 Measuring Broadband America: A Report on Consumer Wireline Performance in the U.S. that even during peak usage periods, 90% of Exede service subscribers received 140% or better of the advertised speed of 12 Mbps (download speeds), ranking ViaSat number one for delivering on advertised speeds among all Internet service providers included in the study.

•	Received over $17 million in awards for mobile satellite communications services for the U.S. government.

•	Signed first service agreements with CBS-owned TV stations for our Exede newsgathering service.

•

Commenced implementation on a more than 60% increase in the total Ku-band capacity of ViaSat global mobility network to accommodate government and general aviation business growth and customer requirements for high data rates for mobile satellite communications.

•	Completed ground station installation and testing for King Abdul-aziz City for Science and Technology (KACST) project in Saudi Arabia.

•

Launched our new security system that protects critical infrastructure, such as energy grids or other utility networks, by averting or minimizing security breaches to ensure continued operation of these networks.

•

Demonstrated a high-performance Ka-band satellite communication system for rotary wing aircraft, providing sustained data rates of 4 Mbps from the helicopter to a ground station and 8 Mbps to the helicopter despite high shock and vibration and signal blockage from the rotating blades.

•	Appointed Bruce Dirks as Chief Financial Officer.

•	Appointed Ken Peterman to lead our Government Systems segment. Steve Estes, General Manager of Government Systems prior to this appointment, named to lead the emerging Enterprise Services business.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to future earnings, performance and confirmation of our technology strategy. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; negative audits by the U.S. government; continued turmoil in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; our ability to successfully develop, introduce and sell new technologies, products and services; reduced demand for products as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

Conference Call

ViaSat will host a conference call to discuss the fiscal year 2013 fourth quarter and year-end financial results at 5:00 p.m. Eastern Time on Thursday, May 16, 2013. The dial-in number is (877) 640-9809 in the U.S. and (914) 495-8528 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Thursday, May 16 until midnight on Friday, May 17 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers, and entering the conference ID 71035156. You can also access our conference call webcast and other material financial information discussed on our conference call on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.

About ViaSat (www.viasat.com)

ViaSat delivers fast, secure communications, Internet, and network access to virtually any location for consumers, governments, enterprise, and the military. The company offers fixed and mobile satellite network services including Exede by ViaSat, which features ViaSat-1, the world’s highest capacity satellite; service to more than 2,300 mobile platforms, including Yonder® Ku-band mobile service; satellite broadband networking systems; and network-centric military communication systems and cybersecurity products for the U.S. and allied governments. ViaSat also offers communication system design and a number of complementary products and technologies. Based in Carlsbad, California, ViaSat employs over 2,700 people in a number of locations worldwide for technology development, customer service, and network operations.

Use of Non-GAAP Financial Information

To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Exede, SurfBeam and Yonder are registered trademarks and service marks of ViaSat Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

Revenues:
Product revenues	$183,519	$151,045	$664,417	$542,064
Service revenues	125,144	89,493	455,273	321,563

Total revenues	308,663	240,538	1,119,690	863,627

Operating expenses:
Cost of product revenues	135,253	113,137	484,973	402,794
Cost of service revenues	97,092	72,349	363,188	233,187
Selling, general and administrative	68,070	49,976	240,859	181,728
Independent research and development	11,709	6,490	35,448	24,992
Amortization of acquired intangible assets	3,519	4,441	15,584	18,732

(Loss) income from operations	(6,980)	(5,855)	(20,362)	2,194
Interest expense, net	(10,192)	(7,764)	(43,820)	(8,247)
Loss on extinguishment of debt	—	—	(26,501)	—

Loss before income taxes	(17,172)	(13,619)	(90,683)	(6,053)
Benefit from income taxes	(19,447)	(6,336)	(50,054)	(13,651)

Net income (loss)	2,275	(7,283)	(40,629)	7,598
Less: Net income attributable to the noncontrolling interest, net of tax	344	95	543	102

Net income (loss) attributable to ViaSat Inc.	$1,931	$(7,378)	$(41,172)	$7,496

Diluted net income (loss) per share attributable to ViaSat Inc. common stockholders	$0.04	$(0.17)	$(0.94)	$0.17

Diluted common equivalent shares	45,943	42,901	43,931	44,226

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

	Three months ended		Twelve months ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

GAAP net income (loss) attributable to ViaSat Inc.	$1,931	$(7,378)	$(41,172)	$7,496
Amortization of acquired intangible assets	3,519	4,441	15,584	18,732
Stock-based compensation expense	7,625	6,604	27,035	21,382
Loss on extinguishment of debt	—	—	26,501	—
Income tax effect	(4,318)	(4,258)	(27,047)	(15,503)

Non-GAAP net income (loss) attributable to ViaSat Inc.	$8,757	$(591)	$901	$32,107

Non-GAAP diluted net income (loss) per share attributable to ViaSat Inc. common stockholders	$0.19	$(0.01)	$0.02	$0.73

Diluted common equivalent shares	45,943	42,901	43,931	44,226

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

	Three months ended		Twelve months ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

GAAP net income (loss) attributable to ViaSat Inc.	$1,931	$(7,378)	$(41,172)	$7,496
Benefit from income taxes	(19,447)	(6,336)	(50,054)	(13,651)
Interest expense, net	10,192	7,764	43,820	8,247
Depreciation and amortization	40,454	36,273	157,171	125,511
Stock-based compensation expense	7,625	6,604	27,035	21,382
Loss on extinguishment of debt	—	—	26,501	—

Adjusted EBITDA	$40,755	$36,927	$163,301	$148,985

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended March 29, 2013				Three months ended March 30, 2012
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(18,927)	$(3,775)	$19,241	$(3,461)	$(15,625)	$(1,704)	$15,915	$(1,414)
Depreciation *	26,336	3,207	5,593	35,136	21,861	3,441	4,443	29,745
Stock-based compensation expense	1,523	2,898	3,204	7,625	1,250	2,203	3,151	6,604
Other amortization	1,249	532	70	1,851	804	1,176	—	1,980

Adjusted EBITDA before other	$10,181	$2,862	$28,108	41,151	$8,290	$5,116	$23,509	36,915

Other				(396)				12

Adjusted EBITDA				$40,755				$36,927

	Twelve months ended March 29, 2013				Twelve months ended March 30, 2012
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(79,172)	$(11,079)	$85,473	$(4,778)	$(16,790)	$(12,974)	$50,690	$20,926
Depreciation *	103,943	11,283	18,907	134,133	74,006	10,799	16,702	101,507
Stock-based compensation expense	5,616	10,163	11,256	27,035	4,239	7,023	10,120	21,382
Other amortization	3,911	3,347	213	7,471	1,659	3,507	—	5,166

Adjusted EBITDA before other	$34,298	$13,714	$115,849	163,861	$63,114	$8,355	$77,512	148,981

Other				(560)				4

Adjusted EBITDA				$163,301				$148,985

*	Depreciation expenses not specifically recorded in a particular segment have been allocated based on sales, which management believes is a reasonable method.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

Assets	As of March 29, 2013	As of March 30, 2012

Current assets:
Cash and cash equivalents	$105,738	$172,583
Accounts receivable, net	266,970	211,690
Inventories	106,281	127,646
Deferred income taxes	25,065	20,316
Prepaid expenses and other current assets	40,819	30,917

Total current assets	544,873	563,152

Property, equipment and satellites, net	913,781	880,704
Other acquired intangible assets, net	47,170	63,041
Goodwill	83,000	83,461
Other assets	205,248	136,795

Total assets	$1,794,072	$1,727,153

Liabilities and Equity	As of March 29, 2013	As of March 30, 2012

Current liabilities:
Accounts payable	$83,009	$75,040
Accrued liabilities	161,909	159,762
Current portion of other long-term debt	2,230	1,240

Total current liabilities	247,148	236,042
Senior notes, net	584,993	547,791
Other long-term debt	1,456	774
Other liabilities	52,640	50,353

Total liabilities	886,237	834,960

Total ViaSat Inc. stockholders’ equity	903,001	887,975
Noncontrolling interest in subsidiary	4,834	4,218

Total equity	907,835	892,193

Total liabilities and equity	$1,794,072	$1,727,153